Blazzard,  Grodd  &  Hasenauer,  P.C.
943  Post  Road  East
Westport,  CT  06880
(203)  226-7866

April 24, 1998

Board  of  Directors
Great  American  Reserve  Insurance  Company
11825  N.  Pennsylvania  Street
Carmel,  IN  46032-4572

Re:  Opinion  of  Counsel  -  Great  American  Reserve  Insurance  Company

Gentlemen:

You have requested our Opinion of Counsel in connection with the filing with the Securities and Exchange Commission of a Registration Statement on Form S-1 for the Individual and Group Annuity Contracts and Certificates (the "Contracts") to be issued by Great American Reserve Insurance Company.

We have made such examination of the law and have examined such records and documents as in our judgment are necessary or appropriate to enable us to render the opinions expressed below.

We  are  of  the  following  opinions:

     1. Great American Reserve Insurance Company is a valid and existing stock life insurance company of the state of Texas.

     2. Upon the acceptance of purchase payments made by an Owner/Certificate Owner pursuant to a Contract issued in accordance with the Prospectus contained in the Registration Statement and upon compliance with applicable law, such an Owner/Certificate Owner will have a legally-issued, fully-paid, non-assessable contractual interest under such Contract.

You may use this opinion letter, or a copy thereof, as an exhibit to the Registration Statement.

Sincerely,

BLAZZARD,  GRODD  &  HASENAUER,  P.C.

By:  /S/LYNN  KORMAN  STONE
    __________________________
        Lynn  Korman  Stone